Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 8, 2004 by and between Digital Angel Corporation, a Delaware corporation (“Seller”) and MedAire, Inc., a Nevada corporation (“Buyer”).

BACKGROUND

The Buyer wishes to purchase substantially all of the assets and business of Seller’s “Medical Advisory Systems” division, and the Seller wishes to sell, convey, assign and transfer such assets to the Buyer, all in the manner and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

ARTICLE 1.1 Definitions. Capitalized terms used in this Agreement, unless otherwise expressly provided, have the following meanings:

(a)           “Assets” means the assets specifically identified in Article 2.1.

(b)                                    “Assumed Contracts” has the meaning ascribed to that term in Article 2.1(c).

(c)           “Business” means the business conducted by Seller relating to the operation of its maritime clinic service, maritime advice service, pharmaceutical supply and maritime training business and the selling of products and services in support of those operations.

(d)           “Business Day” means any day other than a Saturday, Sunday, Arizona state or United States federal holiday.

(e)                                  “Governmental Authority” means any court or governmental authority or agency or public or regulatory unit, agency or body.

(f)            Legal Requirements  means any and all laws (statutory, judicial or others) ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts with, any Governmental Authority, in each case and to the extent applicable to such person or such person’s businesses, operations or properties.

(g)           “Lien” means any mortgage, lien, pledge, security interest, charge, right of setoff, debt, obligation, claim, restriction, or encumbrance of any kind or nature whatsoever.

(h)           Permits means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

(i)            “Purchase Price” has the meaning ascribed to that term in Article 3.1.

ARTICLE 2 PURCHASE AND SALE

ARTICLE 2.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing, Seller and its affiliates will grant, sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all right, title and interest in and to the following assets (the “Assets”), free and clear of any and all Liens:

(a)           the tangible and intangible intellectual property developed for the operation of the Business, including but not limited to, the systems, procedures, manuals, training materials,(curriculum manuals, books, etc.), customer deliverables and systems specifically described in Schedule 2.1(a);

(b)           all of Seller’s pharmaceutical supplies and other inventory items generally described on Schedule 2.1(b)(1), provided that Buyer and Seller hereby agree that certain items listed on Schedule 2.1(b)(2) as “excluded” shall not be considered “Assets”;

(c)           all right, title and interest of Seller in the specific customer and supplier written contracts, agreements and instruments, and descriptions of any customer and supplier relationships that are not contained in a written contract,  described on Schedule 2.1(c) (the “Assumed Contracts”);

(d)           the computer software licenses, applications and databases specifically described in Schedule 2.1(d);

(e)           all right, title and interest of Seller in the internet website, domain name and address (URL) for Medical Advisory Systems known as www.mas1.com (the “Domain Name”);

(f)            the goodwill and customer lists of the Business, and all right, title and interest of Seller in any phone, facsimile and telex numbers currently utilized exclusively for the Business listed on Schedule 2.1 (f);

(g)                                 to the extent transferable at no cost to Seller, all guarantees, warranties, indemnities and similar rights in favor of the Seller relating to the Assets;

(h)                                 copies of all customer medical, account and contract files, publications, records, data and contracts primarily related to the Assets or the Business or necessary for the conduct of, or otherwise material to, the Business, as described and listed on Schedule 2.1(h);

(i)                                     all Permits held by Seller for the operation of the Business which are assignable or otherwise transferable to Buyer at no cost to Seller, as described and listed on Schedule 2.1(i);

(j)            to the extent transferable at no cost to Seller, all Seller’s right in its mailing addresses used by customers to mail payment, correspondence and other communication; and

(k)           all trademarks, tradenames, service marks, brands and copyrights, whether registered or not relating to the Assets or the Business as described and listed on Schedule 2.1(k).

ARTICLE 2.2 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement or any other agreement, instrument or document entered into or delivered by Seller pursuant to hereto, Seller will not and is not obligated to sell, assign, convey or transfer to Buyer, and Buyer has no right, title or interest in or to, any property or assets of Seller or any of its affiliates that are not expressly described in Article 2.1, specifically including, but not limited to, any assets related to the [ERT litigation] and any right to any award resulting from such litigation.

ARTICLE 2.3 Assumption of Assumed Liabilities. Effective as of the Closing Date, Buyer will assume and agree to pay, discharge or perform, as appropriate, and otherwise be exclusively liable for, the liabilities and obligations of Seller that arise from and after the Closing Date under the Assumed Contracts and use of the Assets (the “Assumed Obligations”). Except as expressly provided elsewhere in this Agreement, Buyer will not assume any other claim, liability or obligation of Seller or any of its affiliates.

ARTICLE 2.4 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, the Assumed Liabilities shall not include, and in no event shall Buyer assume, agree to pay, discharge or perform or incur any liability or obligation under this Agreement or otherwise become responsible in respect of, the following (together with all other liabilities of Seller and/or its affiliates that are not Assumed Liabilities, the “Excluded Liabilities”):

(a)           all federal, state or local taxes payable by Seller and/or its affiliates and all interest and penalties with respect thereto directly or indirectly arising out of the Business on or prior to the

Closing Date;

(b)           all franchise or other taxes payable by Seller and/or its affiliates and all interest and penalties with respect thereto directly or indirectly arising out of the Business on or prior to the Closing Date;

(c)           all liability of Seller and/or its affiliates for any sales tax and interest and penalties with respect thereto payable as a result of the consummation of the transactions contemplated hereby;

(d)           all liability of Seller and/or its affiliates with respect to any employee or former employee of Seller arising with respect to any period of employment with Seller on or prior to the Closing Date, including without limitation, any liability for salaries, severance compensation or accrued but unpaid vacation or any liability arising under any employee benefit plan of Seller and/or its affiliates;

(e)           all liability arising out of the failure of Seller and/or its affiliates to comply with any Legal Requirement including, without limitation, any antitrust, customs or environmental laws or regulations arising out of the Business on or prior to the Closing Date;

(f)            all legal proceedings (and any debt, obligations and liabilities with respect thereto) now pending or hereafter instituted against Seller and/or its affiliates that relate to the operation of the Business on or prior to Closing Date;

(g)           all liabilities, debts and obligations of Seller and/or its affiliates with respect to Excluded Assets;

(h)           all liabilities, debts and obligations of Seller and/or its affiliates arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller and/or its affiliates;

(i)            all claims, liabilities or obligations owed to any affiliate of the Seller on or prior to the Closing Date.

ARTICLE 3 PURCHASE PRICE

ARTICLE 3.1 Purchase Price. The purchase price (the “Purchase Price”) for the Assets, in addition to Buyer’s assumption of the Assumed Liabilities, will be Four Hundred Twenty Thousand Dollars ($420,000) plus any pre-paid deposits transferred with the Assumed Contracts and the cost of the pharmaceutical inventory and supplies purchased pursuant to Article 2.1(b), and reduced by any pre-billing to or pro-rata prepayment by Seller’s customers. The parties agree to allocate the Purchase Price and the Assumed Liabilities to the Assets with a view to complying with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Both Seller and Buyer will use said allocations for all federal and state income tax reporting purposes that may affect the federal and state income tax liability of either party to this Agreement.

ARTICLE 3.2 Payment of Purchase Price. At the Closing, Buyer will pay the Purchase Price to Seller, by certified check or wire transfer of immediately available funds to an account designated by Seller.

ARTICLE 4 CLOSING

ARTICLE 4.1 Closing. Closing of the transactions contemplated by this Agreement and the delivery of the documents, instruments and certificates contemplated herein (the “Closing”) will take place at the offices of MedAire, Inc., in Tempe, Arizona at 10:00 a.m., Phoenix time, on or before April 19, 2004 (being referred to herein as the “Closing Date” and the time of the Closing hereunder being referred to herein as the “Closing Time”).  Notwithstanding the foregoing, the parties hereby acknowledge that the transfer of portions of the pharmaceutical inventory and supplies purchased pursuant to Article 2.1(b) may take place before and after the Closing Date, as further described in Article 4.4 of this Agreement.

ARTICLE 4.2 Closing Deliveries of Seller. At the Closing Time, Seller will deliver or cause to be delivered to Buyer the following:

(a)           a certificate of Seller, duly executed by the Chief Executive Officer of Seller, stating that (i) the representations and warranties of Seller set forth in this Agreement are true, accurate and complete as of the Closing Time, and (ii) all of Seller’s covenants and obligations to be satisfied and performed by it at or before the Closing Time have been satisfied and performed;

(b)           the Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit A to this Agreement (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by Seller;

(c)           such other instruments and documents as Buyer may reasonably request before the Closing Date to properly effectuate and evidence the sale, assignment, transfer and delivery of the Assets from Seller to Buyer;

(d)           all books, records, files and customer lists of the Business as described on Schedule 2.1(h).

4.2.1                In addition, on or before Closing, Seller shall provide all necessary information to Buyer as may be reasonably required to transfer the Domain Name with any registration authority accredited by the Internet Committee on Names and Numbers (ICANN) and to update information stored in the Internet WHOIS database. A transfer agreement published by Network Solutions Inc. shall be executed by Seller in favor of Buyer at Closing. Seller further agrees to take any additional actions (including updating database entries with the ICANN or any name provider accredited by the ICANN) reasonably necessary to consummate the assignment of the Domain Name to Buyer.

ARTICLE 4.3 Closing Deliveries of Buyer. At the Closing Time, Buyer will deliver or cause to be delivered to Seller the following:

(a)           a certificate of Buyer, duly executed by the Chief Operating Officer of Buyer, stating that (i) the representations and warranties of Buyer set forth in this Agreement are true, accurate and complete as of the Closing Time, and (ii) all of Buyer’s covenants and obligations to be satisfied and performed by it at or before the Closing Time have been satisfied and performed;

(b)           the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer; and

(c)           payment of the Purchase Price by certified check or wire transfer of immediately available funds.

ARTICLE 4.4 Transfer of Pharmaceutical Inventory and Supplies.  Buyer hereby acknowledges and agrees that on or about April 15, 2004, Seller shall conduct a physical inventory of the pharmaceutical inventory and supplies to be purchased by Buyer pursuant to this Agreement, and on or about April 17, 2004 (the “Date of Initial Shipment”), Seller shall ship approximately eighty percent (80%) of such inventory to Seller, together with an invoice setting forth the cost of such goods, which shall be payable upon receipt by Buyer.  Buyer also acknowledges and agrees that between the Date of Initial Shipment and April 26, 2004 (the “Date of Final Shipment”), Seller shall continue to service Buyer’s customer’s pharmaceutical needs in connection with the Business, and that in order to service such needs, Seller may need to purchase additional pharmaceutical inventory.  On the Date of Final Shipment, Seller shall ship all of Seller’s remaining pharmaceutical inventory and supplies relating to the Business to Buyer, together with an invoice setting forth (i) the cost of such goods, plus (ii) the cost of all pharmaceutical supplies which were shipped to Seller’s customers between the Date of Initial Shipment and the Date of Final Shipment, which invoice shall be payable upon receipt by Buyer.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to Buyer that:

ARTICLE  5.1 Corporate Existence and Qualification.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; the Seller has the corporate power to own, manage, lease and sell the Assets and to carry on the Business as and where such Assets are presently located and such Business is presently conducted.

ARTICLE 5.2 Authority, Approval and Enforceability.  This Agreement has been duly executed and delivered by the Seller and the Seller has all requisite power and legal capacity to execute and deliver this Agreement to consummate the transactions contemplated hereby, and to perform its obligations hereunder.  This Agreement upon execution and delivery will constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

ARTICLE 5.3 No Seller Defaults or Consents.  Except as otherwise set forth in Schedule 5.3 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

a)             violate or conflict with any of the terms, conditions or provisions of the charter or bylaws of the Seller;

b)            violate any Legal Requirements applicable to the Seller;

c)             violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or license binding upon or applicable to the Seller relating to the Assets being conveyed;

d)            result in the creation of any Lien, charge or other encumbrance on any Assets; or

e)             cause the Seller to obtain or make any material waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

ARTICLE 5.3.2 No Proceedings.  No suit, action or other proceeding is pending or, to the knowledge of the Seller, threatened before any Governmental Authority seeking to restrain the Seller or prohibit its entering into this Agreement or prohibit the Closing, or seeking damages against the Seller or the Assets as a result of the consummation of this Agreement.

ARTICLE 5.4 Financial Statements; Liabilities; Accounts Receivable; Inventories.

(a)           The Seller has delivered to Buyer true and complete copies of the following financial information with respect to the Business (collectively, the “Financial Information”):

(i)            1998 - 2003 financial information - Schedule 5.4(a);

(ii)           Accounts Receivable as of 12/31/2003 - Schedule 5.4(b);

(iii)          Inventory as of 12/31/2003 - Schedule 5.4(c); and

(iv)          Deferred (Unearned) Revenue - Schedule 5.4(d).

All of the Financial Information presents fairly the financial condition and results of operations of the Business for the dates or periods indicated thereon.  All of the Financial Information has been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated.

(b)           Except for (i) the liabilities reflected on the Seller’s December 2003 financial statements included with the Financial Information attached as Schedule 5.4(a), (ii) trade payables and accrued expenses incurred since December 31, 2003 in the ordinary course of business of the Business, none of which are material, (iii) executory contract obligations under (x) contracts listed on Schedule 5.8, and/or (y) contracts not required to be listed on Schedule 5.8, and (iv) the liabilities set forth in Schedule 5.4(e) attached hereto, the Business does not have any material liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

(c)           Except as otherwise set forth in Schedule 5.4(f), the inventory of the Business as of the Closing Date shall be usable and saleable in the ordinary and usual course of business for the purposes for which intended.  Except as otherwise set forth in Schedule 5.4(f), Seller’s inventory is valued on Seller’s books of account in accordance with GAAP (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP.

(d)           Except as described in Schedule 5.4(g), the Seller has and will have as of the Closing Date legal and beneficial ownership of the Assets, free and clear of any and all Liens.

ARTICLE 5.5 Absence of Certain Changes.

(a)           Except as otherwise set forth in Schedule 5.5(a) attached hereto, since December 31, 2003 there has not been:

(i)    any event, circumstance or change that had or might have a material adverse effect on the operations, prospects, or Assets of the Business;

(ii)   any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the  operations, prospects, or Assets of the Business:

(iii)       any material adverse change in the Seller’s sales patterns, pricing policies, accounts receivable or accounts payable, in each case, of the Business:

(b)           Except as otherwise set forth in Schedule 5.5(b) attached hereto, since December 31, 2003 the Seller has not done any of the following with regard to the Assets or the Business:

(i)                                     created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(ii)                                  made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Assets or the Business;

(iii)          amended or terminated any material agreement;

(iv)                              sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Assets except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 5.8;

(v)                                 settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(vi)                              maintained its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under generally accepted accounting principles;

(vii)                           suffered any extraordinary losses or waived any rights of material value;

(viii)                      A) liquidated Inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect the Seller’s practices in connection with the payment of payables and/or the collection of receivables;

(ix)                                engaged in any one or more activities or transactions with an affiliate or outside the ordinary course of business;

(x)                                   committed to do any of the foregoing.

ARTICLE 5.6 Compliance with Laws.  Except as otherwise set forth in Schedule 5.6 (1), the Seller is and has been in compliance in all material respects with any and all Legal Requirements applicable to the Business and the Assets, other than failures to so comply that would not have a material adverse effect on the business, operations, or financial condition of the Business and the Assets..  Except as otherwise set forth in Schedule 5.6(2), the Seller (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have a material adverse effect on the business, operations, or financial condition of the Business, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Business.

ARTICLE 5.7 Litigation.  Except as otherwise set forth in Schedule 5.7, there are no claims, actions, suits, investigations or proceedings against the Seller  with regard to the Business or the Assets pending or, to the knowledge of the Seller, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have a material adverse effect (whether covered by insurance or not) on the Business, or Assets of the Seller and there is no reasonable basis for any such claim, action, suit, investigation or proceeding.

ARTICLE 5.8 Commitments.

a)             Except as otherwise set forth in Schedule 5.8, the Seller is not a party to or bound by any of the following, with regard to the Business or the Assets whether written or oral:

(i)            any contract that cannot by its terms be terminated by the Seller with 30 days’ notice without penalty;

(ii)           contract or commitment for capital expenditures by the Seller in excess of $5,000 per calendar quarter in the aggregate;

(iii)          lease or license with respect to any Assets whether as licensor or licensee;

(iv)          agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Assets;

(v)           partnership agreement;

(vi)          contract with any affiliate of the Seller (including the Seller) relating to the provision of goods or services of the Business by or to the Seller;

(vii)                           agreement for the sale of any Assets that in the aggregate have a net book value on the Seller’s books of greater than $5,000; or

(viii)        agreement that purports to limit the Seller’s freedom to compete freely in any line of business or in any geographic area.

b)                All of the contracts listed or required to be listed in Schedule 2.1(c) are, to Seller’s knowledge, valid, binding and in full force and effect, and the Seller has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such contract in any respect, except as disclosed in Schedule 5.8.  Neither the Seller nor, to the knowledge of the Seller, any other party is in breach of any of the terms or covenants of any contract listed or required to be listed in Schedule 2.1(c).

ARTICLE 5.9 Intangible Rights.  Set forth on Schedule 2.1(k) is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights relating to the Assets or the Business (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or controlled by the Seller and all goodwill associated therewith.  The Seller owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames, software, formulae, methods, processes and other intangible properties that are necessary or customarily used by the Seller for the ownership, management or operation of the Assets and the Business (“Intangible Rights”) including, but not limited to, the Intangible Rights listed on Schedule 5.9.  Except as set forth on Schedule 5.9, (i) the Seller is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the intellectual property rights of others; (ii) no royalties, honorariums or fees are payable by the Seller to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Seller asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) the Seller has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the knowledge of the Seller, no grounds for any such claims exist; (v) the Seller has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Business is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Seller to lawfully conduct the Business as presently being conducted; (vii) no interest in any of the Seller’s Intangible Rights has been assigned, transferred, licensed or sublicensed by the Seller to any person other than the Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 5.9 and were duly made and remain in full force and effect; (ix) to the knowledge of the Seller, there has not been any act or failure to act by the Seller or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, to Seller’s knowledge, the Seller has adequately safeguarded such information from disclosure; and (xi) all of the Seller’s current Intangible Rights will remain in full force and effect following the Closing without alteration or impairment.

ARTICLE 5.10 Permits and Licenses  Except as otherwise set forth in Schedule 5.10, the Seller has all Permits necessary for the Seller to own, operate, use and/or maintain and to conduct the Business as presently conducted and as expected to be conducted in the future.  Except as otherwise set forth in Schedule 5.10, all such Permits are in effect, no proceeding is pending or, to the knowledge of the Seller, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits and licenses, and no administrative or governmental actions have been taken or, to the knowledge of the Seller, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Seller to own, operate, use or maintain the Business and operations as presently conducted and as expected to be conducted in the future.  Except as otherwise set forth in Schedule 5.10, (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits other than inconsequential violations, and (ii) to Seller’s knowledge, no circumstances exist with respect to Seller or the Business that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

ARTICLE 5.11 Suppliers and Customers.  Except as otherwise set forth in Schedule 5.11, the Seller maintains good relations with all suppliers and customers listed or required to be listed in Schedule 2.1(c) as well as with governments, partners, financing sources and other parties with whom the Seller has significant relations with respect to the Business, and no such party has canceled, terminated or made any threat to the Seller to cancel or otherwise terminate its relationship with the Seller or to materially decrease its services or supplies to the Seller or its direct or indirect purchase or usage of the products or services of the Seller with respect to the Business.

ARTICLE 5.12 Absence of Certain Business Practices.  Seller, nor any other affiliate or agent of the Seller, or any other person acting on behalf of or associated with the Seller, acting alone or together, has to Seller’s knowledge (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the Business (or assist the Seller in connection with any actual or proposed transaction), in each case which (i) may subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had a material adverse effect on the Assets,  operations or prospects of the Business, or (iii) if not continued in the future, may materially adversely affect the Assets, operations or prospects of the Business.

ARTICLE 5.13       Set forth on Schedule 5.13. is a list of all authorizations, consents, approvals, franchises, licenses and permits required for the operation of the Business of the Seller as presently operated (the “Other Person Authorizations”).  All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Seller is in material compliance with the terms of all the Other Person Authorizations. Seller has no knowledge of any facts which could be expected to cause them to believe that the Other Person Authorizations will not be renewed in the ordinary course.

ARTICLE 5.14 Other Information.  The Schedules attached are not, nor at the Closing will be, false or misleading in any material respect, or contain, or at the Closing will contain, any misstatement of material fact, or omit, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

ARTICLE 6    REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller as follows:

(a)           Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada.

(b)       Authorization. Buyer has the full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the “Buyer Ancillary Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Ancillary Documents by Buyer and the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been, and the applicable Buyer Ancillary Documents will be as of the Closing Date, duly executed and delivered by Buyer, and do or will, as the case may be, constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

(c)      Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, the consummation of transactions contemplated by this Agreement and the Buyer Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (i) any term or provision of any articles of organization or operating agreement of Buyer, (ii) any judgment, decree or order of any governmental authority to which Buyer is a party or by which Buyer is bound, or (iii) any statute, law, rule or regulation applicable to Buyer.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority with respect to Buyer is required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.

ARTICLE 7 CERTAIN COVENANTS AND AGREEMENTS

ARTICLE 7.1 Conduct of Business by Seller. Prior to Closing, except as required in connection with the transactions contemplated by this Agreement and except as otherwise consented to in writing by Buyer, Seller will:

(a)           carry on the Business and maintain and service the Assets in the ordinary course consistent with the Business’s conduct as of the date of this Agreement and maintain all insurance in place for the Business and currently covering the Assets;

(b)           other than as set forth in Article 4.4 hereof, not sell, transfer, convey, lease, grant third party rights to or otherwise dispose of any of the Assets except in the ordinary course of business;

(c)           not create, incur or assume any indebtedness or other obligation secured by any Asset, or grant, create or incur any Lien on any Asset;

(d)           not enter into, modify or extend in any manner the terms of any employment, compensation, severance or similar agreement with any employee of the Business (except for increases in employee remuneration made in the ordinary course of business consistent with past practice); and

(e)           promptly notify Buyer of any event or occurrence that has had or may reasonably be expected to have a material adverse effect on the Assets or the Business.

ARTICLE 7.2 Announcements. The parties hereby agree that there shall be a press release regarding the execution of this Agreement; provided that the timing and content of such press release and all other announcements regarding any aspect of this Agreement or the transactions contemplated herein to the financial community, any Governmental Authority, or the general public will be mutually agreed upon by Buyer and Seller in writing in advance.

ARTICLE 7.3 Employee and Employee Benefit Matters. At the Closing, Buyer may, but is not obligated to, offer consultative work to any employees of the Business on terms determined in Buyer’s sole discretion. No later than five (5) Business Days before the Closing Date, Buyer will provide Seller with a list of those employees of Seller to whom Buyer intends to make such an offer.  Such employees are referred to herein as the “Transferred Employees”.  From and after the Closing, Seller will have no further liability or obligation with respect to any Transferred Employee who does not continue to provide services to Seller, other than liabilities, obligations and commitments related to (a) wages, salary, incentive or bonus compensation, vacation benefits and other remuneration accrued and unpaid as of the Closing Date, (b) workers compensation claims accrued or arising out of an event occurring as of the date immediately before the Closing Date, and (c) applicable COBRA obligations of Seller imposed by Part 6 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any similar state law.

ARTICLE 7.4 Transfer Taxes: Expenses. Any sales, transfer, value added or other similar taxes or fees payable in connection with the sale of the Assets to Buyer or any other action contemplated by this Agreement will be paid entirely by Seller and shall be the responsibility of Seller. Each party will be responsible for its income tax obligations. Each party will cooperate with the other party’s preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any gains, sales, use, transfer, value added and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby. Except as provided above, each party will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, the fees, costs and expenses of its financial advisors, accountants and legal counsel.

ARTICLE 7.5 Monies of the Other Party. If either party, or its affiliates, receives any monies, credit memos, or other credit belonging to the other party, the receiving party will hold any such monies or credits in trust for the other party, and, on a monthly basis, each party will cause the transfer and delivery of any such monies or credits to the other party.

ARTICLE 7.6 Post-Closing Indemnities

(a)   Survival of Representations and Warranties.  Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, (i) the representations and warranties contained in this Agreement, except for the representations and warranties contained in Article 5.4(d), shall survive the Closing for twelve (12) months from the Closing Date, and (ii) the representations and warranties contained in Article 5.4(d)) shall survive indefinitely; provided, however, that notwithstanding any provision in this Agreement to the contrary, with respect to any specific representation or warranty under which Buyer shall have made a claim for indemnification hereunder prior to the expiration date of the applicable survival term specified above and as to which such claim has not been completely and finally resolved prior to such expiration date, such representation or warranty shall survive for the period of time beyond such expiration date sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

(b)   Post-Closing Indemnity By Seller.  Subject to Article 7.6(a), Seller shall indemnify and hold harmless Buyer and its affiliates, directors, officers and employees from and against any and all claims, liabilities, obligations, losses, fines, costs, proceedings or damages (whether or not resulting from third party claims), including, without limitation, any out-of-pocket expenses and reasonable attorneys’ fees and accountants’ fees incurred in the investigation or defense of same (collectively, “Losses”) resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Seller in this Agreement or in any document or certificate delivered by the Seller at the Closing pursuant hereto, (ii) the occurrence of any loss or claim arising out of Seller’s ownership of the Assets or the operation of the Business on or prior to the Closing Date, (iii) the Excluded Assets, (iv) the existence of any material liabilities or obligations of the Seller (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP) other than the Assumed Obligations, and/or (v) any negligence or willful misconduct by the Seller or any of its affiliates, directors, officers or employees.

(c)   Post-Closing Indemnity by Buyer.  Subject to Article 7.6(a), Buyer shall indemnify and hold harmless Seller and its affiliates, directors, officers and employees from and against any and all Losses arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Buyer in this Agreement or in any document or certificate delivered by the Buyer at the Closing pursuant hereto, (ii) any aspect of the operation of the Business or use of the Assets by Buyer after the Closing Date, (iii) the Assumed Obligations, and/or (iv) any negligence or willful misconduct by the Buyer or any of its affiliates, directors, officers or employees.

 ARTICLE 7.7  Non-Competition, Non-Solicitation and Non-Disclosure

(a)           General.  In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby covenants and agrees as follows:

(i)            Without the prior written consent of the Buyer, the Seller shall not for a period of five (5) years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any business that competes with the Business as presently conducted anywhere in the world (the “Territory”), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage  in any business that competes with the Business as presently conducted within the Territory, or (C) utilize its special knowledge of the Business and its relationships with customers, suppliers and others to compete with the Business as presently conducted; provided, however, that nothing herein shall be deemed to prevent the Seller from acquiring through market purchases and owning, solely as an investment, less than three percent (3%) in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long the Seller is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.  The Seller acknowledges and agrees that the covenants provided for in this Article 7.7(a) are reasonable and necessary in terms of time, area and line of business to protect the Buyer’s trade secrets.  The Seller further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Buyer’s legitimate business interests, which include its interests in protecting the Buyer’s (i) valuable confidential business information, (ii) substantial relationships with customers throughout the Territory, and (iii) customer goodwill associated with the ongoing Business.  Seller expressly authorizes the enforcement of the covenants provided for in this Article 7.7(a) by (A) the Buyer and its subsidiaries, (B) the Buyer’s permitted assigns, and (C) any successors to the Buyer’s business.  To the extent that the covenants provided for in this Article 7.8(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision as modified shall then be enforced.

(ii)           Without the prior consent of Buyer, the Seller shall not for a period of five (5) years from the Closing Date, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Buyer, unless such employee or former employee has not been employed by Buyer for a period of at least nine (9) months or unless terminated by Buyer for any reason, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Business, nor shall the Seller make known the names and addresses of such customers or any information relating in any manner to the Business relationships with such customers.  The parties hereby agree and acknowledge that the value of this Article 7.7 non-compete provision is One Hundred Fifty Thousand and 00/100 ($150,000.00).

(iii)          The Seller shall not at any time divulge, communicate, use to the detriment of the Buyer or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the Business.  Any confidential information or data now known by the Seller with respect to the Business shall be deemed a valuable, special and unique asset of the Buyer that is received by the Seller in confidence and as a fiduciary, and the Seller shall remain a fiduciary to the Buyer with respect to all of such information.

(b)           Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Seller of any or all of the covenants and agreements contained in this Article 7.7 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain.  As a result, the Seller recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Article 7.7 by the Seller and/or its associates, affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity.  Nothing contained in this Article 7.7 shall be construed to prevent Buyer from seeking and recovering from the Seller damages sustained by it as a result of any breach or violation by such entity or person of any of the covenants or agreements contained herein.

ARTICLE 7.8 Delivery of Property Received by Seller and Buyer After Closing.  From and after the Closing, Buyer shall have the right and authority to collect, for the account of Buyer, all items which shall be transferred or are intended to be transferred to Buyer as part of the Assets as provided in this Agreement, and to endorse with the name of the Seller any checks or drafts received on account of any such Assets.  The Seller agrees that it will transfer or deliver to Buyer, promptly after the receipt thereof, any cash or other property which the Seller receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, or any other items transferred or intended to be transferred to Buyer as part of the Assets under this Agreement.  Buyer agrees that it will transfer or deliver to Seller, promptly after the receipt thereof, any cash or other property which the Buyer receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, or any other items not transferred or not intended to be transferred to Buyer as part of the Assets under this Agreement.

ARTICLE 7.9 Buyer Appointed Attorney for the Seller.  Effective at the Closing Date, the Seller hereby constitutes and appoints Buyer, and Buyer’s successors and assigns, its true and lawful attorney, in the name of either Buyer or the Seller (as Buyer shall determine in its sole discretion) but for the benefit and at the expense of Buyer (except as otherwise herein provided), (a) to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Assets, and to do all such acts and things in relation thereto as Buyer shall reasonably deem advisable; and (c) to take all action which Buyer may reasonably deem proper in order to provide for Buyer the benefits under any of the Assets where any required consent of another party to the sale or assignment thereof to Buyer pursuant to this Agreement shall not have been obtained after notice to Seller.  The Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable.  Buyer shall be entitled to retain for its own account any amounts respecting the Assets collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

ARTICLE 7.10 Assignment of Contracts.  Prior to Closing, Seller shall obtain the consent of customers to  assign the Assumed Contracts to Buyer in those Assumed Contracts which require such consent. At the option of Buyer, and notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder.  If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Seller thereunder so that Buyer would not in fact receive all such rights, the Seller shall cooperate with Buyer to the extent necessary to provide for Buyer the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of Buyer, at Buyer’s expense, of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

ARTICLE 8 CONDITIONS

ARTICLE 8.1  Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement will be subject to the satisfaction (or waiver by Buyer) at or before the Closing of each of the following additional conditions:

(a)           The representations and warranties of Seller set forth in Article 5 will have been true, accurate and complete in all material respects as of the date of this Agreement and will be true, accurate and complete in all material respects as of the Closing Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b)           Seller will have performed all covenants and agreements required to be performed by it under this Agreement at or before the Closing.

(c)           Between the date of this Agreement and the Closing, there will not have been (nor will either party have become aware of) any material adverse change or any development likely to result in a material adverse change, in or affecting the Assets or the Business. For purposes of this subsection (c), the phrase “material adverse change” shall mean that Buyer or Seller has been notified by either (i) any of the top six (6) maritime customers as determined by the annual sales revenue as of the December 31, 2003 Financial Information, that they will terminate their business relationship with Buyer after the Closing or that they will not grant their consent to an assignment of their account from Seller to Buyer, or (ii) any combination of customers that they intend to reduce their business in 2004 by an amount which in the aggregate is ten percent (10%) or more of the total Business revenue as determined by said December 31, 2003 Financial Information.

(d)           Between the date of this Agreement and the Closing, Buyer will have obtained the agreement of each Transferred Employee to a consulting agreement in a form acceptable to both Buyer and such Transferred Employee.

ARTICLE 8.2 Waiver of Buyer’s Conditions. The conditions set forth in Article 8.1 are for the exclusive benefit of Buyer and may be waived by Buyer in writing, in whole or in part, at or before the Closing Time.

ARTICLE 8.3  Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement will be subject to the satisfaction (or waiver by Seller) at or before the Closing of each of the following additional conditions:

(a)           The representations and warranties of Buyer set forth in Article 6 will have been true, accurate and complete in all material respects as of the date of this Agreement and will be true, accurate and complete in all material respects as of the Closing Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b)           Buyer will have performed all covenants and agreements required to be performed by it under this Agreement at or before the Closing.

ARTICLE 8.4 Waiver of Seller’s Conditions. The conditions set forth in Article 8.3 are for the exclusive benefit of Seller and may be waived by Seller in writing, in whole or in part, at or before the Closing Time.

ARTICLE 9 TERMINATION

ARTICLE 9.1 Permissive Termination. This Agreement may be terminated at any time before the Closing Date:

(a)           By mutual agreement of Seller and Buyer;

(b)           By Buyer, if any of the conditions set forth in Article 8.1 have not or will not have been complied with satisfied or performed (including, but not limited to, the existence of a material adverse change as that term is defined in Article 8.1(c) hereof), other than as a result of Buyer’s breach of any of its covenants or obligations hereunder, and such noncompliance or nonperformance will not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before the Closing Date; or

(c)           By Seller, if any of the conditions set forth in Article 8.3 will not have been complied with, satisfied or performed, other than as a result of Seller’s breach of any of its covenants or obligations hereunder, and such noncompliance or nonperformance will not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer on or before the Closing Date.

ARTICLE 9.2 Effect of Termination, In the event of termination of this Agreement pursuant to this Article 9, this Agreement will forthwith become void and there will be no right or liability on the part of either party hereto; provided, however, that nothing contained herein will relieve either party from liability for any breach of any covenant or agreement in this Agreement.

ARTICLE 10 MISCELLANEOUS PROVISIONS

ARTICLE 10.1 Entire Agreement. This Agreement and the agreements to be entered into pursuant to the express provisions hereof will collectively constitute the entire, final and complete agreement between Seller and Buyer with respect to the matters expressly set forth herein and will supersede all prior agreements, contracts, proposals, representations, negotiations, and other communications, whether written or oral, with respect to such matters between such parties. Neither party hereto will be bound by or liable for any statement, representation, promise, inducement, or understanding of any kind whatsoever not expressly set forth in this Agreement or in any agreement entered into pursuant to the express provisions hereof.

ARTICLE 10.2 Further Assurances. Each party hereto will, without further consideration, at the Closing Time and from time to time thereafter, execute and deliver such other documents and instruments do all such other acts and things reasonably requested by the other party hereto to further and give effect to the transactions contemplated by this Agreement.

ARTICLE 10.3 Notices. All notices, communications and deliveries hereunder will be made in writing signed by the party making the same, will specify the Section hereunder pursuant to which it is given or being made, and will be delivered personally or by nationally recognized overnight courier service, mailed prepaid by registered or certified mail or transmitted by electronic facsimile as follows:

To Buyer:	Kjell Andreassen
Executive Vice President and Chief Operating Officer
80 East Rio Salado parkway
Suite 610
Tempe, AZ 85281

with a copy to:	Jeffrey Frankel
Chief Legal

To Seller:	James P. Santelli
Vice President, Finance and Chief Financial Officer
Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075

with a copy to:	Winthrop & Weinstine, P.A.
Suite 3500
225 South Sixth Street
Minneapolis, MN 55402`
Attn: Philip T. Colton, Esq.

or to such other representative or at such other address or facsimile number of a party as such party hereto may furnish to the other party in writing. All such notices, communications and deliveries, if mailed, will be effective upon the earlier of (i) actual receipt by the addressee, (ii) the date shown on the return receipt of such mailing, or (iii) three (3) Business Days after deposit in the mail. All such notices, communications and deliveries sent by applicable courier service will be effective upon the earlier of (i) actual receipt by the addressee, and (ii) the first Business Day after deposit of such notice, communication or delivery with such courier service. All such notices, communications and deliveries that are personally delivered or transmitted by electronic facsimile will be effective as of the actual date of delivery or completed transmission or, if such date is not a Business Day, then on the first Business Day after such date of delivery or completed transmission.

ARTICLE 10.4 Schedules and Exhibits. All Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

ARTICLE 10.5 Assignment: Successors in Interest. No assignment or transfer by Buyer or Seller of their respective rights and obligations hereunder before the Closing will be made except with the prior written consent of the other parties hereto. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their successors and permitted assigns, and any reference hereto will also be a reference to a successor or permitted assign.

ARTICLE 10.6 Number: Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

ARTICLE 10.7 Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement, all references to Schedules are references to Schedules to this Agreement and all references to Exhibits are references to Exhibits to this Agreement.

ARTICLE 10.8 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

ARTICLE 10.9 Counterparts. This Agreement may be executed in two or more counterparts, in original form or by electronic facsimile, each of which will be deemed an original and construed as one and the same instrument, and it will not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

ARTICLE 10.10 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

ARTICLE 10.11 Waiver. Any agreement on the part of a party hereto to any extension or waiver of a provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

ARTICLE 10.12 Attorney’s Fees.  In the event any suite or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorney’s fees (and sales taxes thereon, if any) including attorney’s fees for any appeal, and cost incurred in bringing such suit or proceeding.

ARTICLE 10.13 Risk of Loss.  Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Assets, shall remain with Seller, and the legal doctrine known as the “Doctrine of Equitable Conversion” shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

ARTICLE 10.14  Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without giving effect to the conflicts of laws provisions thereof. The parties consent to the exclusive jurisdiction and venue of the state and federal courts sitting in and for Maricopa County, Arizona.

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IN WITNESS WHEREOF, each of the parties hereto has executed this agreement as of the date and year first above written.

DIGITAL ANGEL CORPORATION		MEDAIRE, INC.

By:		By:
	James P. Santelli		Printed Name:
	Its Vice President, Finance and Chief Financial Officer		Title:

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of this      day of                   , 2004 by and between Digital Angel Corporation, a Delaware corporation (“Seller”) and MedAire, Inc., a Nevada corporation (“Buyer”) pursuant to that certain Asset Purchase Agreement, dated as of April 8, 2004 by and between Seller and Buyer (the “Purchase Agreement”), and shall be deemed to be effective as of the date hereof. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to sell, assign, transfer, convey and deliver to Buyer the Assets;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agrees as follows:

1.            Subject to the terms and conditions of the Purchase Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, its successors and assigns, forever, all of the rights and incidents of interest of Seller in and to the Assets as described and listed in Article 2 of the Purchase Agreement

2.            Subject to the terms and conditions of the Purchase Agreement, Buyer hereby assumes and agrees to satisfy, discharge, pay and perform and otherwise be exclusively liable for the Assumed Liabilities defined in Article 2.3 of the Purchase Agreement in accordance with their terms.

3.            This Agreement will inure to the benefit of and be binding upon Seller and Buyer, and their respective successors and assigns.

4.            In the event of a conflict between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be duly executed as of and on the date first above written.

MEDAIRE, INC.

By:
Printed Name:
Title:

DIGITAL ANGEL CORPORATION

By:
Printed Name:
Title: